Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our reports dated February 10, 2006 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of VIVUS, Inc. and subsidiaries which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP
Odenberg, Ullakko, Muranishi & Co. LLP
San Francisco, California
July 13, 2006